Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated as of March 31, 2023 (the “Effective Date”), is made by and among Ampco-Pittsburgh Corporation, a Pennsylvania corporation (the “Corporation”), and the entities and natural persons set forth under the “Ancora Parties” caption in the signature pages hereto and their Affiliates or Associates (as such terms are defined below) (collectively, the “Ancora Parties” and individually a “Member” of the Ancora Parties) (the Corporation and the Ancora Parties together, collectively, the “Parties”).

WHEREAS, the Ancora Parties beneficially own an aggregate of 1,068,531 shares of common stock, par value $1.00 (the “Common Stock”), of the Corporation and no Series A Warrants to purchase shares of Common Stock of the Corporation (the “Warrants”, and together with the Common Stock, the “Securities”) issued and outstanding on the date hereof;

WHEREAS, the Corporation and the Ancora Parties are party to that certain Cooperation Agreement dated February 10, 2022 (the “Prior Agreement”), pursuant to which the Corporation caused Fredrick D. DiSanto and Darrell L. McNair to be appointed to the Board of Directors of the Corporation (the “Corporation Board” or the “Board”);

WHEREAS, the Prior Agreement has terminated pursuant to its terms and the term of Mr. DiSanto and Mr. McNair as members of the Corporation Board shall expire at the 2023 annual meeting of shareholders of the Corporation (the “2023 Annual Meeting”);

WHEREAS, the Ancora Parties and the Corporation have discussed nominating Mr. DiSanto and Mr. McNair for election at the 2023 Annual Meeting class of directors having a term expiring at the 2026 Annual Meeting of the Corporation’s shareholders (the “2026 Annual Meeting”), subject to the terms of this Agreement; and

WHEREAS, the Parties have determined that it is in their respective best interests to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.
Board Matters.
a.
In connection with its regular procedures for nominating directors for election at each annual meeting of shareholders and pursuant to the Corporation’s Amended and Restated Bylaws, as then in effect, the Corporation shall take all necessary actions to nominate Mr. McNair (the “Ancora Independent Appointee”) and Mr. DiSanto (the “Ancora Designee,” and together with the Ancora Independent Appointee and any Replacement Appointee (as defined below), the “Ancora Appointees”) to serve as directors of the Corporation as members of the class of directors having a term expiring at the 2026 Annual Meeting.

b.
Replacement Appointees. If, during the Standstill Period, either Ancora Appointee resigns from the Board (other than pursuant to Section 1(c)) or is rendered unable (due to death, disability or other applicable Pennsylvania law standard) to, or refuses to, serve on the Board, and at all times since the Effective Date, the Ancora Parties shall have the right to recommend a replacement director to serve as a director of the Corporation for the remaining term of such Ancora Appointee. Any person appointed to the Board pursuant to this Section 1(b) (each such person, a “Replacement Appointee” and collectively, the “Replacement Appointees”) must be (x) reasonably acceptable to the Nominating and Governance Committee (such acceptance not to be unreasonably withheld) and (y) qualify as “independent” pursuant to NYSE listing standards. The Nominating and Governance Committee shall make its determination and recommendation (which it shall undertake reasonably and in good faith) regarding whether such person meets the foregoing criteria within three (3) business days after (A) such nominee as a Replacement Appointee has submitted to the Corporation customary onboarding documentation and (B) representatives of the Board have, if requested by the Corporation, conducted customary interview(s) of such nominee. The Board shall vote on the appointment of such Replacement Appointee no later than three (3) business days after the Nominating and Governance Committee recommendation of such Replacement Appointee. In the event the Nominating and Governance Committee or the Board do not accept one or more of the Replacement Appointees recommended by the Ancora Parties, the Parties will continue to follow the procedures of this Section 1(b) until Replacement Appointee(s) are appointed or elected to the Board, provided the Ancora Parties continue to be eligible to appoint such Replacement Appointee(s) pursuant to this Section 1(b). Upon appointment of any such person to the Board, such person shall be deemed to be the class of the Ancora Appointee being replaced by such Replacement Appointee. Upon a Replacement Appointee’s appointment to the Board, such Replacement Appointee shall be deemed to be an Ancora Appointee for all purposes under this Agreement.
c.
Resignations.
i.
The Ancora Designee, including, for the avoidance of doubt, any Replacement Director that is an employee of a Member of the Ancora Parties, shall resign from the Board and all applicable committees and subcommittees thereof upon the earlier of:
1.
the Ancora Parties ceasing to Beneficially Own at least four percent (4%) of the then issued and outstanding Common Stock, subject to adjustment for stock splits, stock dividends, reclassifications, combinations and other equitable adjustments (the “Four Percent Threshold”), provided that the Four Percent Threshold shall be equitably adjusted in the event that the Corporation issues additional shares of Common Stock other than issuance of Common Stock (i) in connection with an employee equity incentive plan or similar plan, (ii) any issuance of Common Stock pursuant to exercise of the Warrants outstanding as of the Effective Date, and (iii) any issuance of Common Stock pursuant to which, upon being offered an opportunity to purchase additional shares of Common Stock or other securities convertible into shares of Common Stock, the Ancora Parties do not purchase such securities. The Ancora Parties shall be obligated to promptly, but in no event, more than two (2) business days after crossing the Four Percent Threshold, inform in writing the Corporation’s Chief Executive Officer if the Ancora Parties’ Beneficial Ownership of Common Stock is less than Four Percent Threshold; and

2.
the last day of the Standstill Period.
ii.
No Right to Replace. Upon any resignation of the Ancora Designee, or any Replacement Director of the Ancora Designee that is an employee of a Member of the Ancora Parties, pursuant to this Section 1(c), the Ancora Parties shall not have the right to recommend a replacement director to serve as a director of the Corporation for the remaining term of the Ancora Designee, or any Replacement Director of the Ancora Designee that is an employee of a Member of the Ancora Parties.
d.
While an Ancora Appointee serves as a director of the Board, such Ancora Appointee shall receive compensation (including equity based compensation, if any) for the Board and committee meetings attended, an annual retainer and benefits (including expense reimbursements) on the same basis as all other non-employee directors of the Corporation as determined by the Board.
e.
The Ancora Appointees will be subject to the same protections and obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties (as set forth under Pennsylvania law), codes of conduct, trading and disclosure policies (including the Corporation’s insider trading policy), director resignation policy, stock ownership guidelines and other governance guidelines and policies of the Corporation as other directors, as amended from time to time (collectively, the “Corporation Policies”), and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all non-employee directors of the Corporation. The Corporation shall make available to the Ancora Appointees copies of all Corporation Policies not publicly available on the Corporation’s website. At all times while an Ancora Appointee is serving as a member of the Board, (i) such Ancora Appointee shall not disclose any confidential information of the Corporation and/or its subsidiaries to (x) the Ancora Parties, any Member of the Ancora Parties or any “Affiliate” or “Associate” (for purposes of this Agreement, as each is defined in Rule 12b-2 promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of each such Member of the Ancora Parties (collectively and individually, the “Ancora Affiliates”) or (y) any other Person not affiliated with the Corporation, including without limitation, any competitor of the Corporation or any of its subsidiaries, (ii) each Member of the Ancora Parties shall not, and shall cause the Ancora Affiliates not to, seek to obtain confidential information of the Corporation and/or its subsidiaries from any Ancora Appointee, (iii) as soon as reasonably possible, send to the Chairperson of the Board and the Chief Executive Officer any written information or materials or a summary of any information received verbally related to the Corporation and/or its subsidiaries or their respective businesses received from third parties, and (iv) refer third party inquiries related to Corporation and/or its subsidiaries or their respective businesses, to the Chief Executive Officer or his or her designee.

f.
Notwithstanding anything to the contrary in this Agreement, the rights and privileges set forth in this Agreement shall be personal to the Ancora Parties and may not be transferred or assigned to any individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature (each, a “Person”), except that the Ancora Parties shall be permitted to transfer or assign this Agreement to their respective controlled Affiliates, provided that any such transfer or assignment shall not relieve any transferring Ancora Party of its obligations under this Agreement.
g.
For purposes of this Agreement, the term “Beneficially Own” or variations thereof shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.
2.
Standstill and Voting.
a.
The Ancora Parties each agree that during the Standstill Period, the Ancora Parties and the Ancora Affiliates will not (and they will not assist or encourage others to), directly or indirectly, in any manner, without prior written approval of the Board:
i.
take any actions, including acquiring, seeking to acquire or agreeing to acquire (directly or indirectly), whether by market purchases, private purchases, tender or exchange offer, through the acquisition of control of another person, by joining a “group” (within the meaning of Section 13(d)(3) of the Exchange Act), through swap or hedging transactions or otherwise) any shares of Common Stock or Warrants (or Beneficial Ownership thereof) or any securities convertible or exchangeable into or exercisable for any shares of Common Stock or Warrants (or Beneficial Ownership thereof) (including any derivative securities or any other rights decoupled from the underlying securities of the Corporation) such that the Ancora Parties would Beneficially Own in excess of 9.9% of the shares of Common Stock outstanding at such time;
ii.
other than in open market sale transactions where the identity of the purchaser is not known, sell, offer, or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Corporation or any rights decoupled from the underlying securities held by the Ancora Parties to any person or entity not (A) a party to this Agreement, (B) a member of the Board, (C) an officer of the Corporation or (D) an Affiliate of the Ancora Parties (any person or entity not set forth in clauses

(A)-(D) shall be referred to as a “Third Party”) that would result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any, beneficial or other ownership interest representing in the aggregate in excess of 2.0% of the shares of Common Stock outstanding at such time;
iii.
(A) advise or knowingly encourage or influence any other Person or knowingly assist any third party in so encouraging, assisting or influencing any other Person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum (other than such encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter) or (B) advise, influence or encourage any Person with respect to, or effect or seek to effect, whether alone or in concert with others, the election, nomination or removal of a director other than as permitted by Section 1;
iv.
solicit proxies or written consents of shareholders or conduct any other type of referendum (binding or non-binding) (including any “withhold,” “vote no” or similar campaign) with respect to the shares of Common Stock, or from the holders of the shares of Common Stock, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in or knowingly encourage or assist any third party in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of Common Stock (other than any encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter);
v.
(A) form, join or in any other way participate in a “group” with respect to any Securities (other than a “group” solely consisting of the Ancora Parties or Ancora controlled Affiliates), (B) grant any proxy, consent or other authority to vote with respect to any matters to be voted on by the Corporation’s shareholders at any annual or special shareholder meeting or pursuant to an action by written consent of the shareholders (each a “Shareholder Meeting”), other than to the named proxies included in the Corporation’s proxy card for any Shareholder Meeting or in accordance with Section 2(b) or (C) agree to deposit or deposit any Securities or any securities convertible or exchangeable into or exercisable for any such Securities in any voting trust, agreement or similar arrangement (other than (I) to the named proxies included in the Corporation’s proxy card for any Shareholder Meeting, (II) customary brokerage accounts, margin accounts, prime brokerage accounts and the like or (III) any agreement solely among the Ancora Parties or Ancora controlled Affiliates);
vi.
separately or in conjunction with any third party in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, propose (publicly or privately, with or without conditions), indicate an interest in or effect any tender offer or exchange offer, merger, acquisition, division, reorganization, restructuring, recapitalization or other business combination involving the Corporation or any of its subsidiaries or the assets or businesses of the Corporation or any of its subsidiaries or actively encourage or initiate or support any other third party in any such activity; provided, however, that the Ancora Parties and Ancora Affiliates shall be permitted to (A) sell or tender their Securities, and otherwise receive consideration, pursuant to any such transaction and (B) vote on any such transaction in accordance with Section 2(b);
vii.
(A) present at any Shareholder Meeting any proposal for consideration for action by the shareholders or (B) call or seek to call, or request the call of, alone or in concert with others, or support another shareholder’s call for, any meeting of shareholders, whether or not such a meeting is permitted by the Corporation’s organizational documents;
viii.
take any action in support of or make any proposal or request that constitutes: (A) controlling, changing or influencing the Board, management or policies of the Corporation, including any plans or proposals to change the number or term of directors or the removal of any directors, or to fill any vacancies on the Board; (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Corporation; (C) any other material change in the Corporation’s management, business or corporate structure; (D) seeking to have the Corporation waive or make amendments or modifications to the Corporation’s charter or bylaws; (E) causing a class of securities of the Corporation to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; (F) causing a class of securities of the Corporation to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (G) seeking to have the Corporation waive or make amendments or modifications to the Warrants, or other actions that related to the Warrants, or (H) other actions that may impede or facilitate the acquisition of control of the Corporation by any Person; unless such actions are approved by the Board, in each case with respect to the foregoing clauses (A) through (H);
ix.
make any request for shareholder list materials or other books and records of the Corporation under Section 1508 of the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”), or otherwise; provided that if any Ancora Appointee makes such a request solely in such Ancora Appointee’s capacity as a director in a manner consistent with his fiduciary duties to the Corporation, such material and other books and records may not be shared with any other Ancora Party, Member of the Ancora Parties or any Ancora Affiliate, notwithstanding any other provision of this Agreement;

x.
institute, solicit, join (as a party) or knowingly assist any litigation, arbitration or other proceeding against the Corporation or any of its current or former directors or officers (including derivative actions), other than (A) litigation by the Ancora Parties to enforce the provisions of this Agreement, (B) counterclaims with respect to any proceeding initiated by, or on behalf of, the Corporation or its Affiliates against the Ancora Parties or any Ancora Appointee and (C) the exercise of statutory appraisal rights; provided that the foregoing shall not prevent the Ancora Parties from responding to or complying with a validly issued legal process (and the Corporation agrees that this Section 2(a)(x) shall apply mutatis mutandis to the Corporation and its directors, officers, employees and agents (in each case, acting in such capacity) and Affiliates with respect to the Ancora Parties);
xi.
encourage, facilitate, support, participate in or enter into any negotiations, agreements, arrangements or understandings with respect to, the taking of any actions by any other Person in connection with the foregoing that is prohibited to be taken by the Ancora Parties; or
xii.
request that the Corporation, directly or indirectly, amend or waive any provision of this Section 2 (including this clause (a)(xii)), other than through non-public communications with the Corporation that would not reasonably be expected to trigger public disclosure obligations for any Party.

The foregoing provisions of this Section 2(a) shall not be deemed to prevent any Member of the Ancora Parties from (i) communicating privately with the Board or any of the Corporation’s executive officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require the Corporation or any Member of the Ancora Parties to make public disclosure with respect thereto, (ii) communicating privately with shareholders of the Corporation and others in a manner that does not otherwise violate this Section 2(a), Section 3 hereof or any other provision of this Agreement or (iii) taking any action to the extent necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over any Member of the Ancora Parties. Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to restrict in any way any Ancora Appointee in the exercise of his fiduciary duties under applicable law as a director of the Corporation.

b.
In respect of any vote or consent of the Corporation’s shareholders during the Standstill Period (whether at an annual or special shareholder meeting or pursuant to an action by written consent of the shareholders) (each a “Shareholder Meeting”), the Ancora Parties and the Members of the Ancora Parties shall appear or act in person or by proxy and vote all shares of Common Stock Beneficially Owned by them in accordance with the recommendation of the Board with respect to (i) the election, removal and/or replacement of directors (a “Director Proposal”), (ii) the ratification of the appointment of the Corporation’s independent registered public accounting firm and (iii) any other proposal submitted to the Corporation’s shareholders at a Shareholder Meeting, in each case as such recommendation of the Board is set forth in the applicable definitive proxy statement filed in respect thereof; provided, however, that in the event Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) make a recommendation that differs from the recommendation of the Board with respect to any proposal submitted to the shareholders at any Shareholder Meeting (other than Director Proposals), the Ancora Parties and the Members of the Ancora Parties are permitted to vote the shares of Common Stock Beneficially Owned by them at such Shareholder Meeting in accordance with the ISS or Glass Lewis recommendation; provided, further, that the Ancora Parties and the Members of the Ancora Parties shall be entitled to vote the shares of Common Stock Beneficially Owned by them in their sole discretion with respect to any publicly announced proposal relating to a merger, acquisition, disposition of all or substantially all of the assets of the Corporation and its subsidiaries or other business combination involving the Corporation, in each case, that requires a vote of the Corporation’s shareholders.
c.
The “Standstill Period” shall begin as of the date of this Agreement and shall remain in full force and effect until the earlier of (i) the date that is thirty (30) days prior to the deadline for the submission of shareholder nominations for the 2026 Annual Meeting pursuant to the Corporation’s Amended and Restated Bylaws, as then amended or (ii) the date that is one hundred (100) days prior to the first anniversary of the 2025 Annual Meeting, unless this Agreement is earlier terminated pursuant to Section 15.
d.
Each Ancora Party shall comply, and shall cause each of its respective Ancora Affiliates to comply, with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Ancora Affiliate.
3.
Mutual Non-Disparagement. During the Standstill Period, (a) the Ancora Parties shall not, and shall cause their respective directors, officers, partners, members, employees, agents (in each case, acting in such capacity) and Affiliates not to make, or cause to be made, by press release or other public statement to the press or media (including social media), any statement or announcement that constitutes an ad hominem attack on, or otherwise disparages, the Corporation, its officers or its directors or any person who has served as an officer or director of the Corporation in the past and (b) the Corporation’s directors and executive officers shall not, make, or cause to be made, by press release or other public statement to the press or media (including social media), any statement or announcement that constitutes an ad hominem attack on, or otherwise disparages, the Ancora Parties, the Members of the Ancora Parties or their respective officers or directors or any person who has served as an officer or director of an Ancora Party in the past three (3) years. The foregoing shall not prevent the making of any factual statement including in any compelled testimony or production of information, either by legal process, subpoena, or as part of a response to a request for information from any governmental authority with purported jurisdiction over the party from whom information is sought.
4.
Director Information. As a condition to each Ancora Appointee’s nomination to serve on the Board and any subsequent nomination for election as a director at an annual meeting of the Corporation’s shareholders, such Ancora Appointee will provide any information the Corporation reasonably requires, including information required by the Corporation’s

Amended and Restated Bylaws, as then in effect, or to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and will consent to appropriate background checks, to the extent, in each case, consistent with the information and background checks required by the Corporation in accordance with past practice with respect to other members of the Board. If, at any time following the completion of the Corporation’s background review process, the Board learns that any Ancora Appointee has committed, been indicted or charged with, or made a plea of nolo contendre to a felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, then the Board may request that, and the Ancora Parties shall cause, such Ancora Appointee, to resign from the Board.
5.
Disclosure of this Agreement. Promptly following the execution of this Agreement, the Corporation and the Ancora Parties shall jointly issue a press release (the “Press Release”) announcing this Agreement, substantially in the form attached hereto as Exhibit C. Prior to the issuance of the Press Release, neither the Corporation nor the Ancora Parties shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Party. No Party or any of its Affiliates shall make any public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Press Release. During the period commencing on the date hereof and ending on the date this Agreement terminates in accordance with Section 15, no Party shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Press Release, except to the extent required by law or the rules and regulations under any stock exchange or governmental entity with the prior written consent of the Ancora Parties and the Corporation, as applicable, and otherwise in accordance with this Agreement. Notwithstanding the foregoing, (i) the Corporation acknowledges and agrees that the Ancora Parties may file this Agreement as an exhibit to an amendment to the Ancora Parties’ Schedule 13D within two (2) business days of the execution of this Agreement and (ii) the Ancora Parties acknowledge and agree that the Corporation may file this Agreement as an exhibit to a Current Report on Form 8-K within four (4) business days of the execution of this Agreement.
6.
Representations and Warranties.
a.
The Corporation represents and warrants to the Ancora Parties that: (i) the Corporation has the requisite corporate power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it hereto and thereto; (ii) this Agreement has been duly and validly authorized, executed and delivered by the Corporation, constitutes a valid and binding obligation and agreement of the Corporation and is enforceable against the Corporation in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (iii) the execution, delivery and performance of this Agreement by the Corporation does not and will not (x) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Corporation or (y) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Corporation is a party or by which it is bound.
b.
Each of the Ancora Parties represents and warrants to the Corporation that: (i) each Ancora Party and the authorized signatory of such Ancora Party set forth on the signature page hereto has the requisite power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it hereto and thereto; (ii) this Agreement has been duly authorized, executed and delivered by such Ancora Party, constitutes a valid and binding obligation and agreement of such Ancora Party and is enforceable against such Ancora Party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (iii) the execution, delivery and performance of this Agreement by such Ancora Party does not and will not (x) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Ancora Party or (y) result in any material breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a material breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Ancora Party is a party or by which it is bound; (iv) the Ancora Parties have filed a Schedule 13D (as amended as of the date hereof (the “Schedule 13D”) with the Securities and Exchange Commission with respect to their beneficial ownership of the Corporation’s Common Stock and the Schedule 13D does not contain any material misstatements or omissions (except with respect to amendments to such Schedule 13D contemplated pursuant to Section 5 hereof that relate to this Agreement); (v) the Ancora Parties and the Ancora Appointees have disclosed in writing to the Corporation’s Chief Executive Officer any written communication or a summary of any oral communication, regarding the Corporation and its subsidiaries that the Ancora Parties and the Ancora Appointees have had with any other Person (other than communications directly with the Corporation’s other Board members and the Corporation’s Executive Officers) during the 12 months preceding the date of this Agreement and (vi) as of the date of this Agreement, (x) the Ancora Parties Beneficially Own in the aggregate 1,068,531 shares of Common Stock, (y) the Ancora Parties have no other equity interest in, or rights or securities to acquire through exercise, conversion, voting agreements or otherwise, any equity interest in the Corporation and (z) none of the Ancora Parties is a party to any swap or hedging transactions or other derivative agreements of any nature with respect to any shares of Common Stock or Warrants.

7.
Authority. The Ancora Parties hereby appoint Fredrick DiSanto as the sole Member entitled to exercise the collective rights and remedies of the Ancora Parties hereunder, which appointee may be changed from time to time upon written notice to and approval from the Corporation (such approval not to be unreasonably withheld or delayed).
8.
Amendment in Writing. This Agreement and each of its terms may only be amended, waived, supplemented or modified in a writing signed by the Parties hereto.
9.
Governing Law/Venue/Waiver of Jury Trial/Jurisdiction. Each of the Parties (a) irrevocably and unconditionally consents to submit itself to the exclusive personal jurisdiction of the courts of the Commonwealth of Pennsylvania or, if unavailable, the federal court in the Commonwealth of Pennsylvania, in each case sitting in the City of Pittsburgh in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than state and federal courts of the Commonwealth of Pennsylvania sitting in the City of Pittsburgh, and each of the Parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other Party seeks to enforce the terms by way of equitable relief, and (e) irrevocably consents to service of process by a reputable overnight delivery service, signature requested, to the address of such Party’s principal place of business or as otherwise provided by applicable law. For the avoidance of doubt, the BCL shall govern in all respects any matters related to this Agreement. FURTHER TO SUCH MATTERS, THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH COMMONWEALTH WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH COMMONWEALTH.
10.
Specific Performance. The Parties expressly agree that an actual or threatened breach of this Agreement by any Party will give rise to irreparable injury that cannot adequately be compensated by damages. Accordingly, in addition to any other remedy to which it may be entitled, each Party shall be entitled to a temporary restraining order or injunctive relief to prevent a breach of the provisions of this Agreement or to secure specific enforcement of its terms and provisions, including without limitation the resignation of the Ancora Appointees pursuant to Section 1(c), and each Party agrees it will not take any action, directly or indirectly, in opposition to another Party seeking relief. The Ancora Parties expressly agree that they shall be prohibited from taking any actions set forth in Section 2(a) of this Agreement during any continuing breach of this Agreement by the Ancora Parties. Each of the Parties agrees to waive any requirement for the security or posting of any bond in connection with any such relief.
11.
Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.
12.
Non-Waiver. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
13.
Entire Agreement. This Agreement constitutes the full, complete and entire understanding, agreement, and arrangement of and between the Parties with respect to the subject matter hereof and supersedes any and all prior oral and written understandings, agreements and arrangements between them. There are no other agreements, covenants, promises or arrangements between the Parties other than those set forth in this Agreement (including the attachments hereto).
14.
Notice. All notices and other communications which are required or permitted hereunder shall be in writing and shall be deemed validly given, made or served, when delivered in person or sent by overnight courier, when actually received during normal business hours, or on the date of dispatch by the sender thereof when sent by e-mail (to the extent that no “bounce back”, “out of office” or similar message indicating non-delivery is received with respect thereto), if such dispatch is made by 5:00 p.m. New York City time on a business day or, if made after 5:00 p.m. New York City time on a business day, such notice or other communication shall be deemed to have been received on the next succeeding business day, at the address specified in this Section 14:

If to the Corporation:

Ampco-Pittsburgh Corporation

726 Bell Avenue, Suite 301

Carnegie, Pennsylvania 15106

Attention: Kimberly Knox

Corporate Corporate Secretary

Email: kknox@ampcopgh.com

with a copy, which will not constitute notice, to:

Cozen O’Connor

One Oxford Centre

301 Grant Street, 41st Floor

Pittsburgh, PA 15219

Attention:	Jeremiah G. Garvey
Seth Popick
Email:	jgarvey@cozen.com
spopick@cozen.com

If to the Ancora Parties:

Ancora Holdings Inc.

6060 Parkland Boulevard, Suite 200

Cleveland, Ohio 44124

Attention: Jim Chadwick

Email: jchadwick@ancora.net

with a copy, which will not constitute notice, to:

Wilson Sonsini Goodrich & Rosati

1301 Avenue of the Americas

New York, New York 10019

Attention:	Sebastian Alsheimer
Douglas K. Schnell
Email:	salsheimer@wsgr.com
dschell@wsgr.com

15.
Termination. This Agreement shall cease, terminate and have no further force and effect upon the expiration of the last day of the Standstill Period as set forth in Section 2(c), unless earlier terminated by mutual written agreement of the Parties; provided that Sections 8 through 20 shall survive the termination of this Agreement.
16.
Further Assurances. The Ancora Parties and the Corporation agree to take, or cause to be taken, all such further or other actions as shall reasonably be necessary to make effective and consummate the transactions contemplated by this Agreement.
17.
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that the Ancora Parties may assign this Agreement to the extent set forth in Section 1(e). Any purported transfer requiring consent without such consent shall be void.
18.
No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person.
19.
Interpretation; Construction. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. When a reference is made in this Agreement to a Section or Clause, such reference shall be to a Section or Clause of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.
20.
Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[The remainder of this page is left blank intentionally.]

IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement on the date first set forth above.

THE CORPORATION: AMPCO-PITTSBURGH CORPORATION

By:	/s/ J. Brett McBrayer
	Name:	J. Brett McBrayer
	Title:	Chief Executive Officer

THE ANCORA PARTIES:
ANCORA MERLIN, LP
ANCORA MERLIN INSTITUTIONAL, LP
ANCORA CATALYST, LP
ANCORA CATALYST INSTITUTIONAL, LP

By:	Ancora Alternatives LLC, its Investment Advisor and General Partner

By:	Ancora Holdings Group, LLC, its Sole Member

By:	/s/ Fredrick DiSanto
	Name:	Fredrick DiSanto
	Title:	Chairman and Chief Executive Officer

ANCORA ALTERNATIVES LLC

By:	Ancora Holdings Group, LLC, its Sole Member

By:	/s/ Fredrick DiSanto
	Name:	Fredrick DiSanto
	Title:	Chairman and Chief Executive Officer

ANCORA HOLDINGS GROUP, LLC

By:	/s/ Fredrick DiSanto
	Name:	Fredrick DiSanto
	Title:	Chairman and Chief Executive Officer

/s/ Fredrick DiSanto
FREDRICK DISANTO